EXHIBIT 99.1

FTI CONSULTING, #11010703

Third Quarter 2004 Results

October 28, 2004, 11:00 a.m. ET

Financial Relations Board

Moderator: Lisa Fortuna

Operator	Good morning, ladies and gentlemen, and welcome to the FTI Consulting third quarter 2004 results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by the zero. As a reminder, this conference is being recorded Thursday, October 28, 2004.

I would now like to turn the conference over to Ms. Lisa Fortuna with Financial Relations Board. Please go ahead.

L. Fortuna	Good morning. Thank you for joining us for the FTI Consulting third quarter results conference call. By now you should have receive a copy of the news release, which was issued yesterday afternoon. Before we begin I want to remind everyone that this conference call may contain forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time-to-time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the SEC.

We’ll start with management’s opening remarks followed by a Q&A session.

I’ll now turn the call over to Jack Dunn, CEO of FTI Consulting. Please go ahead, sir.

J. Dunn	Thank you very much. Even though there are still a few people dialing in we’ll start on time because I understand from the good folks at FRB this is possibly one of the busiest conference call days of the year so without further ado let’s get started.

FTI CONSULTING	Page 1

Obviously this quarter had its good and bad points. On the plus side our revenues were good and our cash flow I think was excellent. On the recruiting side recently we’ve announced the hiring of at least 9 new senior people who are the kind I talked about on our last call that can move the dial. We continue to be I think the place of choice competing with the other professional services firms out there of people who are senior entrepreneurial professionals looking for a place to either cap their careers or to find a better platform in the tumultuous atmosphere that is the consulting world today.

We’ve have hit the ground running with new practices, but more importantly new business in those practices. In the areas of Homeland Security, creditor’s rights and transaction support we have growing practices that while they certainly haven’t reached their full potential are starting to support their way and to address the issue that we talked about which is the ramp up cost while we hire the new senior people.

We’ve also beefed up our electronic evidence and investigations practices with both senior and junior people which as you can see from today’s headlines is a very good place to be in terms of what our clients need in the immediate and near future.

We were successful in landing major assignments in two of the largest Chapter 11s occurring during the period and have our first assignment in the insurance investigations currently going on in New York. We also have two Homeland Security assignments and transaction support as we had hoped as the economy turned is actively recruiting to meet its ongoing needs.

I think as we approach the anniversaries of last year’s acquisitions, the groups are increasingly working together. Corporate finance, restructuring is proceeding well. Economic consulting based on the economy improving, increasing M&A activity, a vibrant New York Attorney General and Lexecon’s great brand name is also performing very satisfactorily.

While I don’t mean to be Pollyannaish I think when we look at forensic and litigation consulting, though it’s not meeting its expectations right now, it is a healthy and growing practice. And a major part of it we have to remember joined us less than a year go and is still finding its way among FTI and a new way of doing things.

FTI CONSULTING	Page 2

It’s quite a change to be selling as one of the Big 4 to move those cases over and then be getting new cases as a member of FTI.

As you know our game plan is one day that we’ll be either the functional equivalent or even better than the Big 4 in terms of a name for this kind of work and it’ll help that practice do even better.

I believe in the case of forensic litigation consulting, it’s a case of success delayed, but not success denied. As the environment for their work expands as it is clearly doing from today’s headlines and they continue to attract new people, I believe they will grow into our expectations for them.

Dom will discuss some particulars of this in a minute, but now I’d like to turn it over to Ted to talk about a discussion more in depth of the quarter. Ted.

T. Pincus	Alright, I’ll be especially brief because as usual we have supplied an awful lot of information in the press release itself, some of which I know you’ll be analyzing somewhat a little later than right now.

Just a few things I do want to point out. One, our income tax rate. It is totally driven by state income taxes and it’s driven by where our clients are, not where our offices are and unfortunately two trends are arising. One, the states are continuing to in general increase their corporate income tax rates and, number two, we find more and more of our work is being actually done in the states that have the largest tax rates.

Somewhat unavoidable, somewhat the luck of the draw. We do this in depth analysis every year at about the end of the first nine months because that gives us a good feel as to what the year is going to be. We had an increase like this last year from 40.5 to 40.9. The jump this year is even more substantial.

Frankly, if you were to ask me what is the worst it could get, if you added up the worst of all possible state income tax rates, which I don’t think it would get to, it could be between 42 and 43% including the 35% Federal rate.

In terms of our margins, while our third quarter is normally the weakest of our year as we have said many times because of staff and client vacations, we think we achieved reasonable margins under the circumstances and are particularly proud that our revenues continued quite strong.

FTI CONSULTING	Page 3

As you would expect in a quarter in which revenues are down our SG&A, not counting depreciation as a percentage of our revenues, was a little over 22.5%. It’s typically lower than that in the stronger quarters and will tend to average as I’ve said about 21 or so for the year taken as a whole. It’s pretty much exactly as we expected.

On our balance sheet you can see that we had an accumulation of cash. We had nearly $9 million of cash at September 30th.

Our long-term debt was down to $110 million so we were able to pay that off very nicely. All of our revolver has been repaid and of course the scheduled payments on our term loan have been made.

Our DSOs are about the same as they were at June 30th, in the mid to high 80s. That’s something we wish would be lower, but we were not able to lower it, but at least it remained reasonably stable and as a result of remaining stable our cash flow from operations was nearly $30 million for the quarter.

Our cap ex, which through the first nine months was $6.7 million, we still do expect it will be between $10 and $12 for the year as we have said, primarily because two major capital expenditures programs are scheduled very much in the back half of the year and that is the build out which is in progress as I speak of our new facilities in New York City. And also as a result of our growth and to continue to prepare for the future, we are expanding and rebuilding our data center in Annapolis.

Turnover, I know that’s a question I typically get, remains roughly at the annual rate of 18% and it continues to be higher at our lower levels and significantly lower at the highest levels of the company.

We supply an awful lot of metrics in this press release. We do that so you can see the trends in our business. We try to be helpful in building your models for those of you out there that do that, but it is not as easy as simply using the utilization and the average rate and the ending headcount.

There are so many other factors that are taken into account, some of which are really more competitive information that we’re not going to be talking about in detail. And sometimes therefore the multiplication of these numbers, while entirely accurate, does not

FTI CONSULTING	Page 4

necessarily generate the revenue number due to either the use of consultants, realization rates, or pass through expenses to our clients, etc.

Again I think most important is to see the trend. Those numbers represent the trend in our business rather than anything that you could use to be 100% accurate in building a model.

Let me turn it back over to Jack.

J. Dunn	At this point we’ll turn it to Dom to give some view of the operating highlights and challenges during the quarter.

D. DiNapoli	Thank you, Jack. I’ll go through each of our large product areas and highlight some of the things that occurred during this third quarter that I think would be of interest.

In some of the practices, as Jack said, there were challenging issues that we dealt with. I’ll start first with the forensic and litigation consulting practice.

If you take a step back the major difference between the first half of the year and the third quarter for the forensic and litigation consulting practice, and particularly for the forensic, was the lack of a major mega case. The first half we had two in particular significant cases, one of which was a government related case that required us for a Phase II to get recertified. It took quite a bit of time to get that done and I’m happy to report that we have been recertified and are currently working on a Phase II for that.

To not have mega cases during the third quarter, which seasonally is our slowest quarter because of the summer months, it was difficult to keep the utilization rates to where we believe they’re acceptable given the lower revenue. That was probably the biggest challenge for forensic during the quarter.

On the plus side, as Jack mentioned, we’ve added a number of new hires. We’re able to attract people who have additive skillsets to our current offerings and make our current practice offering deeper because we really believe the talent we’ve added has definitely upgraded and enhanced what we’ve already been able to provide.

An example of recent hiring, Michael Dougherty, I think we may have mentioned him on the last call. He’s hit the ground running, along with Lucy Clark, who we hired this quarter. Both previously

FTI CONSULTING	Page 5

worked for the Homeland Defense Department and both are actively out there selling and winning new engagements for us. And as Jack said, we’ve actually landed our first Homeland Defense litigation case, which is a terrific win for us.

Looking a little bit forward, as I said we have been recertified for Phase II of a major government case. We have been retained in several of the high profile cases that Jack mentioned. On a real bright note though in the forensic and litigation practice is our litigation consulting practice, which includes graphics, jury consulting and technology. That’s been very strong on a year-to-date basis and we believe that’ll continue through the fourth quarter.

We’ve met challenges before, moving practices from a large Big 4 platform to a smaller, less known, but more focused consulting firm like FTI. We did it with the DRS acquisition we made in September 2002. We’ll talk a little bit about corporate finance in a second, but I’m confident that we’ll be able to reach and realize the full capabilities of the DAS practice that we bought, as Ted said, less than a year ago from KPMG. This practice still provides us with some of the largest opportunities for future growth of FTI.

To move on to economic consulting. Economic consulting, as Jack indicated, did have another good quarter, particularly our Lexecon practice continues to tick along at a nice pace. We were challenged a bit in our Legacy economic consulting practice, primarily for two reasons. One, the seasonal slowdown which probably affected both practices, but more importantly the network strategies practice of economics consulting has got to reinvent themselves because of a change in mix of their clients they are currently pursuing because of some decisions that have come down against their historical clients, particularly in the telecommunication industry and in the rail work and other type sectors that they’ve worked in the past. There’s just not as much activity as there’d been over the years.

We’ve seen a uptick in September. October’s looking a little bit better in those areas so we’re confident that we’ll take the action steps necessary to right that part of the practice so it can hum along with the Lexecon practice as far as results.

On the corporate finance side, they had a great quarter for the third quarter. We’ve got a good pipeline of new cases that have come in particularly over the last 3 to 4 weeks. As Jack indicated we’ve hired new people. The 3 individuals we’ve hired to expand our creditor rights practice have hit the ground running and landed 2 or 3 cases already and they only started the end of September.

FTI CONSULTING	Page 6

We are progressing on our plan with the $6 million cost savings I announced in our first quarter call. All the cost savings themselves to right-size the restructuring practice have been implemented and we’re tracking close to plan on the revenue enhancement projects that we’ve put in place.

The good news is even in an environment of relatively flat from last year bankruptcies and restructuring, we said our strategy was to expand that practice, to make it less dependent on just bankruptcies and restructurings and expanding the skillsets already in that practice to transaction advisory services, to interim management services, and in the M&A market. All of those strategies are taking hold and I’m happy to report that we’re getting a lot of traction and we see that continuing for at least the foreseeable future.

J. Dunn	With that, we’d like to open it up to questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment we do ask that you lift the handset before pressing the numbers. One moment, please, for our first question.

The first question comes from Arne Ursaner. Please state your company name followed by your question.

J. Riley	This is John Riley for Arne Ursaner at CJS Securities. Good morning.

Management	Good morning. How are you?

J. Riley	Great. The first question I have is, very strong cash flows in the quarter, could you tell us what you believe your appropriate capital structure is? Do you anticipate getting more aggressive on share repurchases, maintaining the debt and tell us about what you’re looking at on the acquisition environment?

FTI CONSULTING	Page 7

T. Pincus	I’ll take the first part of that and then turn it over to Jack. In terms of our capital structure we were very pleased to be able to pay down our revolver. Our present plans are always subject to change, but our present plans are to simply pay down the term loan by its terms. For example, next year’s principal payments are approximately $22 or $23 million.

In terms of share buyback, there’s nothing more I can say other than what you read in the press release, that our Board has extended the share repurchase program for another year and there is $36.6 million authorized in that and there’s no way to predict how much of that will actually be spent particularly in any given quarter.

J. Dunn	In terms of our balance sheet I think it’s a good practice for us as we have done over the last 6 years when we have taken on debt to buy companies to demonstrate this early that we can pay that debt off. I think paying down our debt has some advantages for our company both in our marketplace and with our professionals.

There’s a lot of upheaval in the consulting world and a lot of the folks that are joining us have had a bad experience vis-a-vis the stability of their former places. So our ability to keep that debt in line and to show the capacity to pay it down is a good object lesson for us at the corporate suite and also for the people out there coming to join us.

That being said, as we demonstrate that, we have a lot of capacity. I think as you’ll see at the level where our debt is now, it’s down to almost 1:1 or less than 1:1 for our projected EBITDA which is very healthy so we have dry powder in terms of looking at an acquisition.

Right now we have so much potential in-house with the forensic litigation practice improvement and with new hires that we’re concentrating on that. We’ll continue to review some acquisitions, but I would see us probably use the cash in the future to be a little more aggressive on the stock buyback plan and we did extend it. We didn’t increase it to $50 million because we need to keep our skirts clean with you all. We didn’t spend a lot of it this year and so we thought rather than increase it or do some cosmetic thing, let’s just go ahead and complete that plan and move forward.

J. Riley	Great, just a follow up. Ted, you mentioned that your scheduled principal payments are $22 to $23 million for next year. What is it for Q4? Are there any?

T. Pincus	For Q4 I believe the principal payment is $4 million approximately.

FTI CONSULTING	Page 8

J. Riley	So just by math in your guidance you expect to generate somewhere in the range of $30 million of free cash in Q4 with minimal debt repayment.

T. Pincus	I think that’s correct. We’ve given specific guidance for the year. You can see where the cash flow from operations is expected to be and in order to achieve that we’d have to have approximately a comparable or slightly better fourth quarter in terms of cash generation.

J. Dunn	Not to quibble, but I think under the FD rules free cash flow is not a term we use. We just use cash flow.

J. Riley	I apologize, cash.

J. Dunn	No, no, that’s alright.

J. Riley	One last question then I’ll get in the Q&A. I think upcoming there are several potential contracts that come up for some pretty key employees. Could you tell us where you are in the progress on that and if there are any other senior employees with upcoming contract negotiations in ‘05?

J. Dunn	With most of the people we have a good year and a half to two years left so we’re beginning the process now of almost doing what we would call a matrix review of those people and potential and all the rest of it so we will be in the process of starting the renewal talks on those during the next 6 to 9 months.

J. Riley	Great. Consistent quarter. Thank you very much.

Management	Thank you.

Operator	Thank you. Our next question comes from Josh Rosen. Please state your company name followed by your question.

J. Rosen	Thanks. Good morning. This is Josh Rosen with CSFB.

Management	Hi, Josh.

J. Rosen	You’ve had some success recently adding some strong hires. I wanted to just get an update on what the hiring outlook looks like for the rest of this year. You do provide, I know it’s quite granular in terms of the outlook that you provide now and it’s not an exact science, but you obviously expect to have some incremental hiring as you move through the rest of the year and would be curious as to where you see that coming in.

FTI CONSULTING	Page 9

J. Dunn	It’s a very interesting marketplace out there as I’m sure you know. We’re now on at least the mid-level people and the junior level people competing with the government. Between the SEC and the new Oversight Board and things like that it’s a very interest environment. But the good news is among senior level professionals at the traditional places, the outlook continues to be good. I think we have our sights on several economic folks between now and the end of the year. We certainly have some folks that would join us in the forensic and litigation area we’re looking for.

So if I could answer the way I spoke last quarter, if we could deliver another 5 senior type professionals by the end of the year I think that would be a very good job.

J. Rosen	Okay. And then it’s probably early to start talking about 2005 specifically, but would be curious as you think longer term about your business if 2005 is a year we can get back to the type of growth you guys had set for yourselves historically in that 15% range as sort of a target to shoot for and managing that whether it’s between bill rates, headcount additions, utilization. Is that a realistic expectation at this point or is that something that we’re still waiting for?

J. Dunn	We’d prefer to answer that in a press release. I’ll put it this way. When we buy businesses, when we hire people, our screening process is to make sure they can deliver the kind of growth targets that we have traditionally had as our mantra.

I think as we get bigger and there’s just the shear tyranny of the numbers, we have asked our folks this year to look at initial budget presentations that would be in the 12% to 15% type area in revenues. Certainly I don’t think we’ve changed our target particularly. We have to take into account that there is a very aggressive hiring market out there right now so we’ve asked them to take a realistic look at that. As we do the budget work through the fourth quarter we will report back as to what our outlook is for next year.

J. Rosen	That’s very helpful, even that color was helpful. Thanks, Jack. And the last, as you look at the forensic litigation practice if you could just outline what you’re doing specifically. In broad strokes it sounds like you expect that business to bounce back a little bit just in part because of these mega cases that weren’t in the third quarter. But are there any specific steps you’re taking to bring that business more into the FTI fold that you could outline?

FTI CONSULTING	Page 10

J. Dunn	Yeah, I think we can’t give too much importance to the fact there are just some straight logistical things. For example, that government clearance aspect was something that was a thorn in our side the whole way. It gets down to gang tackling. We have an incredible amount of entre into corporate America through Lexecon, through our Legacy businesses. The folks that joined us in November of last year also have an incredible amount. It really is a factor of coordinating those things. The work we have gotten and that we will continue to pursue, for example the New York insurance issue is a perfect example of where if we can bring this to bear, that’s where we think the real potential is for this.

I’ve been talking with Roger Carlile and the senior management of that group. What’s interesting is despite coming over here and having some initial conflicts in terms of who our traditional clients were, they’re seeing much less conflict of interest in terms of new business potential than they did at their former employers because we’re not in the audit business. That’s a great advantage for us. The real now issue is just the market penetration and that’s as Dan Luzak [sp], who some of you may remember if you’ve been on for more than several of these calls, this is just chopping wood and carrying water. It’s just getting out there with our flag and letting them know who we are.

When we’ve done market studies, despite having over $100 million in this business and being one of the larger players, in name recognition we ranked very low. That’s something we need to get to sooner rather than later to give them a hand in being able to sell themselves as FTI so we’re looking at branding. But the major influence is again as Dan used to say is wherever 2 or more are gathered in the name of litigation we need to be there spreading the FTI flag and just get that business. It’s been a slower process than we thought.

J. Rosen	Okay, thanks for the details.

Operator	Thank you. Our next question comes from Lilia Kozicky. Please go ahead.

L. Kozicky	Good morning. Lilia Kozicky from Suntrust Robinson Humphrey.

Management	Good morning, Lilia.

FTI CONSULTING	Page 11

L. Kozicky	I was wondering if you could give us a little bit more color on the ramp up of your various new practice area initiatives and the timing of their growing contribution to the operating line.

D. DiNapoli	In each of the practices it's different and it also depends upon the individuals we've been bringing in. When you look at forensic and in particular Homeland Security, the ramp up was pretty quick as far as their ability to hit the ground running, bringing in new cases.

Michael Dougherty and Lucy Clark as I indicated have landed several cases already, but it takes a little bit of time for them to really understand the resources that can be brought to bear on the cases from the rest of FTI. There is a learning process there. There is also some time just for them to be acclimated and getting the word out to their relationships and their prior clients as to where they are.

Typically it's probably, I'll take a guess, 6 to 9 months before a new practice has really established itself and starting to kick along at a rate we're happy with. There is some time up front you've got to invest. As I said a lot of the time it's just understanding the tremendous resources we can bring to cases that are just arrows in their quiver that they go out and sell.

As far as corporate finance. I mentioned before the credit rights practice that we've brought in. They worked closely, opposite us in many cases, so we knew the individuals very well. They knew the resources we had because they knew most of our people so that was very easy to put together teams to go out and win, as Ted said, some of the larger cases that are out there that were available for us to pitch. So it does vary by case.

Economic consulting may be the practice that takes the longest because of the nature of the types of assignments they bring in, but when we're looking at strategic hires, these are high priced, very well recognized individuals in their field so hopefully that shortcuts some of the typical start up time for them to start adding to the bottom line.

J. Dunn	For example in terms of thinking what would be a success, if in the creditor's rights practice for example starting from zero, by the end of next year we were at something in the neighborhood of a $9 to $12 million run rate. That would be a good success for us. That's the kind of scope of that practice. The goods news that involves as being able to use some of the people we already have at the lower levels. Therefore you get increased utilization and that drops to the bottom line.

FTI CONSULTING	Page 12

In the investment banking area you'll see or have seen we're making some significant additions to that area. That's an area where your initial cost because of the salary structure where it's more a salary and then participating in the success fees where we would expect a growth from where we are now to in the neighborhood of $5 to $7 million would be a nice accomplishment for next year.

Then in terms of Homeland Security. I think frankly we don't exactly know what the potential there is. We have hired 2 of the best in the business and we think there may be an incredible amount of work as the government continues to focus on issues such as money laundering and things like that. So that'll be a question of as Dom says being able to utilize some of our investigatory people and forensic accounts on a much better basis.

So those are the kinds... we're trying to look at different increments of business that can add $10 and $12 million chunks of revenue to our business as they ramp up over the next 9 to 12 months.

T. Pincus	Right and, Lilia, just recognize we do have a leverage model and then pretty obviously any of you can do the math and know that a high priced individual if all they would do is sell themselves there's no leverage in doing that and therefore very little margins to us so it would take some time to build up the full use of that leverage.

J. Dunn	When you start these new practices it's interesting just as when you do one of the smaller acquisitions. Certainly the first short-term goal is to have the new people support themselves, then to get to our traditional pretax or operating profit margins of around 25% to 30%. There are some that become superstars and really take it from there and build a practice; there are others that just go on in effect being sole practitioners or a small group and that's something you can't always know at the beginning.

But the marketplace for that continues to be exceptionally fertile and an example is transaction support. We don't know exactly where that's going go. It's doing very well now. But the tentacles of Sarbanes-Oxley continue to pervade. Whether it becomes a standard that companies and equity sponsors feel like they have to use other than their traditional accountants for that kind of work, that's where the home run is buried and we have very high hopes for that practice over the next several years.

FTI CONSULTING	Page 13

L. Kozicky	Okay that brings me to two follow up questions. As you build up these new practice areas and fill them in with more junior level consultants, where do you see bill rates going into '05? Do you expect to see them moderating somewhat and then improving going forward or how do you see those trending?

T. Pincus	Well, you'll recall there are really two things that affect our bill rate. One is the standard rate itself and typically each year historically we have been able to pass along in some cases modest, in some cases a little better than modest increases. What has affected our average bill rate this year of course has been the change in the mix and has affected the average bill rate upward more so than any intrinsic rate increases.

We're not in a position yet at this point to predict 2005 as to where the average bill rate will go. I think suffice it to say that two things are likely to happen. One is there probably will be some rate increases, though I can't predict when or to what magnitude, but also you're quite right. As we leverage some of the senior people, the mix is likely to have a downward effect on the rates. So those two factors which are the principal factors will either balance themselves out positively, consistently or slightly negatively. Very difficult to predict as we sit here in October.

L. Kozicky	Okay and finally can you quantify Sarbanes-Oxley associated expenses and where you see this going forward?

T. Pincus	Yeah, I'm afraid I can't do that. Like every other company, as we entered the third quarter of this year which is the quarter for which every major corporation that has a 12/31 year end had to deal with the actual documentation, the actual beginning of the testing of the controls, the costs of that have been much, much more than any of us in the industry had hoped, possibly should have expected, but nevertheless hoped.

Suffice it to say the cost of Sarbanes itself in the third quarter accounted for more than a half a penny of our earnings per share in that quarter and the excess over our expectation for the year taken as a whole will be somewhere between a half a penny to a penny more than we expected. Without giving an actual number, suffice it to say it's a 7 figure number for external costs that we expect for the full year. Plus an enormous amount of internal time, enormous amount of hours of internal time which has also required us to hire additional resources to be able to comply fully and yet do our day-to-day operational support activities.

FTI CONSULTING	Page 14

A very, very costly endeavor and we can appreciate what our clients go through having to go through it ourselves.

L. Kozicky	So you see these expenses trailing down then in '05?

T. Pincus	Everybody in the industry sees the external costs for continuing to comply with Sarbanes-Oxley should be anywhere between 40% and 60% of what the cost will have been in the initial year.

L. Kozicky	Okay, great. Thank you.

Management	Thank you.

Operator	Thank you. Our next question comes from David Gold with Sidoti. Please go ahead.

D. Gold	Good morning. As you speak, just to follow up a little bit, on building out some of these practices and some of the new hires you've been making. Is it fair to say then that you're satisfied bringing these people in and giving them 6 to 9 months of leeway to sort of give us something? In other words, the hires we're making right now, are these effectively '06 contributors? Is that the right way to look at them?

D. DiNapoli	No, actually many of them are '04 contributors and we absolutely, expect first, second quarter of '05 for them to be running at full speed.

The type of people we're bringing in, all the people that don't need the nurturing, don't need us to really guide them around as much because these are the top people in their field. So we really believe that people will be short cut. There'll be a range per individual, but on average we're expecting people and we'll provide all the support that they need to hit the ground running sooner rather than later. So absolutely if it's '06 that would be a huge problem for us. If it was '06, we're bringing in the wrong people.

D. Gold	Gotcha. So presumably there are some signing bonuses and some start up costs. Then is a right way to look at that for many of these people as a quarter issue?

J. Dunn	No, it's spread over time, but as they ramp up their business they begin to cover those costs and then to become profitable at our usual margins which we based our estimate of what we should pay them as

FTI CONSULTING	Page 15

a sign-on bonus for. So it doesn't go from zero and then have a period of nothing and then in 6 months to 9 months we look. It's they have cases, they just in some cases aren't amortizing fully because they need to build up that pyramid of business.

D. Gold	Gotcha. So shouldn't weigh on us in the near term too much. The other question I had, Dom, if my numbers are right, it looks like in forensic and litigation consulting your headcount was down pretty good sequentially.

T. Pincus	Actually, David, you may recall in our August webcast we talked about, and I didn't want to repeat that here in this press release, but we talked about that periodically we reclassify people who might be partially billable into non-billable status and it doesn't really affect the utilization or the rates because we went over exactly how we compute that.

To be specific, 22 people were reclassified retrospective to June 30th in the forensic and lit practice as we got to understand over the 6 months since we acquired the DAS people just what the actual roles of particular people were. From a practical point of view, those 22 people should not have been expected to have been fully billable and should not have been in that headcount number categorized that way.

We went over all this in August and I really don't blame you for not recalling it, frankly.

D. DiNapoli	But one of the brighter lights though is year-to-date we have increased at the senior managing director level and we've had 6 strategic new hires and we've only lost 3 senior managing directors year-to-date. I think the people we've brought in certainly have added to the practices and upgraded in some of the areas that we weren't as strong.

D. Gold	On that for a second, didn't we have all but one of the senior managing directors locked up, contract-wise. Wasn't it 114 and 115?

T. Pincus	Well, David, we have all of our senior managing directors locked up, but there still will be circumstances under which people will leave us and whether or not that results in any economic benefit or detriment is discussible at that time. But if someone is locked up and becomes disabled or wants to retire, there are just many circumstances in which the contract cannot enforce a person physically staying with you.

FTI CONSULTING	Page 16

D. DiNapoli	And in certain cases we're in agreement that perhaps this isn't the best place for that individual to work so we do negotiate settlements for their departure.

D. Gold	Gotcha, okay, fair. And then just one last one, a follow up for you, Ted. As we look at the forecast for headcount for the end of the year, the increase, is that purely going to be reclassification again or does that weigh in there pretty heavily?

T. Pincus	No, we don't expect reclassification to affect the headcount estimate for the end of the year.

D. Gold	Okay, so you really are looking to do some real robust hiring over the next couple of months.

T. Pincus	As we continue to do of course. But with the general 18% turnover rate, we have an extremely robust hiring program and also a decent amount of turnover. In some cases the speed of one is controllable, but the speed of the other is not so at any particular moment in time you could get a result that's not quite predictable for that particular day. Remember these are end of period headcounts.

D. Gold	Right, sure. Okay, perfect. Thanks so much. Thanks to all of you.

Management	Thank you.

Operator	Thank you. Our next question comes from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland	Boenning & Scattergood. Good morning. Ted, I was kind of surprised that turnover's kind of staying even through Q3 given the tendency of that quarter to bring in younger people and lose those kinds of people too.

T. Pincus	Bill, to a certain extent it's unpredictable. As Dom pointed out, needless to say we are the most concerned about if we were to have high turnover in our senior managing director ranks and we don't. To a certain extent people younger than that just continue to make lifestyle and career choices and it's very uncontrollable.

We're not disappointed with the average turnover continuing to be 18%. Most of us came from environments in which the average turnover...

FTI CONSULTING	Page 17

B. Sutherland	I actually thought it might go up in Q3 given the fact that you'd be doing more campus hiring and then having people...

T. Pincus	We do not have an active campus hiring. While we hire a lot of younger people of course, in general we do not hire totally inexperienced people.

B. Sutherland	The guidance for the fourth quarter that has four factors impacting the change, can you all weight that perhaps?

T. Pincus	Yes, I can. If you wanted to look at the 5 cent change in our guidance, for example, for the year taken as a whole, about 2 cents of that is attributable to the income tax rate and the cost of Sarbanes-Oxley and the other 3 cents is attributable to a combination of the investments and expectations for the forensic and lit practices and the actual experience in the economic practice in the third quarter.

B. Sutherland	Oh, so that's not really so much impacting necessarily in fourth quarter the economic trend?

T. Pincus	No, but just look at it this way. About 2 cents of the 5 cent change was unavoidable and 3 cents is a result of conscious investment and the combination of the change in our business mix and the slower than anticipated traction in the forensic and lit practice. Hard to quantify within those 3 cents of course.

B. Sutherland	Oh, sure. And you're just hanging onto the original revenue range? Is that why we have such a wide revenue target for the fourth quarter, Ted?

T. Pincus	We are hanging onto it because we believe it's achievable.

B. Sutherland	That just seems like a big range for this close to year end.

T. Pincus	Not really, Bill. We would have to generate approximately mid-$114, $115 million for the fourth quarter. The first quarter of our year, for example, we generated over $110. Hit $107 in the second quarter; surprisingly very well $104 million in the third quarter and the fourth quarter has typically and traditionally been a very strong quarter for us. That is not out of realistic range of expectations.

J. Dunn	I think he's talking about the spread between the $107 and $123 being a large spread. Is that what you're saying?

FTI CONSULTING	Page 18

B. Sutherland	That's right, Jack. It's hard to have a sense of just a closer feel for how things might trend.

T. Pincus	I'm not sure I know exactly which two numbers you're comparing. Oh, the spread itself.

B. Sutherland	Your high and low.

J. Dunn	We got it, Bill, hold on.

T. Pincus	We got it, Bill. That's just because rather than... that's nothing more than rather than modify any of the numbers we are, Bill, still anticipating that our revenues for the year will be in that high $430-ish range so we just simply didn't tweak the parameters of it at all.

B. Sutherland	Okay, that's what I figured. And then, Ted, it's kind of hard given the seasonality of Q3 to understand organic growth sequentially. Can you shed any light on that as far as the three practices?

T. Pincus	When you say sequentially compared to the second quarter?

B. Sutherland	Yeah and of course year-over-year it's hard because they have some [inaudible].

T. Pincus	I can give you a little bit of a flavor for that. Corporate finance restructuring was flat between the second and the third quarters, but honestly we expect it would have had a seasonal decline and because of excellent performance against their strategy, they did probably 8% to 10% better than we would have expected for example in the third quarter.

We had the normal seasonal declines in economic and forensic, coupled with the things that Dom explained in the economic practice, for example. On a comparison to the prior year, corporate finance has now, since September of 2003, adjusting for the departures early in the year, has been running at approximately $40 million per quarter since now 13 months at that rate.

In terms of going back to what would have to have been proforma information for 2003 for economic and for forensic, they both grew somewhere in the 7% to 10% rate.

B. Sutherland	Even consulting?

T. Pincus	That's correct.

FTI CONSULTING	Page 19

B. Sutherland	Okay. Last question is related to the forensic litigation group again and just the decline in the EBITDA margin. About what proportion of it is just seasonal and then what are the challenges?

T. Pincus	A lot of the decline, as I said, was seasonal. The lower margin is almost 100% due to the lower revenues. We've got good controls on the cost side. What we're working on is growing the top line in a more focused aggressive fashion. All of the margin was due to the lower revenue and therefore lower utilization.

B. Sutherland	And a portion of that is just the natural seasonal effect isn't it?

D. DiNapoli	A good part of it, but the challenge we had this year in particular was we always have the June, July, August doldrums, but in prior years and what we try to do is have the mega cases that carry you through so you're not dependent upon selling and starting up new cases during that period. But if you've got cases that have been running for 6, 9, 12 months, 2 years, you've got a lot of backlog to get you through that. It works in corporate finance. Their average cases are probably 18 months to 24 months.

When you look at what happened to us this year, particularly on the forensic, we didn't have those mega cases that we had in the first half of the year in this third quarter and that really magnified the problem of keeping people busy during the summer months.

B. Sutherland	Right, okay. Thanks for the color, thanks.

Operator	Thank you. Our next question comes from Andrew Cole. Please state your company name followed by your question.

A. Cole	Brunswick Capital. You mentioned you've hired 9 new managing directors this year. I wonder if you'd be able to quantify at least in terms of order of magnitude the size of the businesses they had developed so we might be able to get a sense for modeling going forward. I know that when you lost those restructuring people last year you were sort of quickly able to quantify the amount of revenues that were going out the door. Is there any way to look at it on a reverse basis?

D. DiNapoli	That's extremely difficult for us to do here because the individuals we're bringing in are different individuals in different practices. The individuals that had left us were one discrete group that had always worked together, really never integrated extremely well so it was easy for us to quantify the loss there. A lot more difficult to quantify all the positives in a quick fashion of the new hires.

FTI CONSULTING	Page 20

J. Dunn	Right, especially since many of them are in the ramp up stages of their development whereas the people who departed us were quite mature in their development and it was very easy to understand what the anticipated revenue and EBITDA loss was going to be from them.

D. DiNapoli	And the team around them also. When you look at the individuals we're bringing in that we're leveraging existing support we have already to obviously raise utilization, it's more difficult to figure out what the incremental revenue's going to be. But rule of thumb, we look for at least $3 to $4 million out of the SMDs we bring, some more, some less, depending upon how big the opportunity is and whether or not it's a brand new area we're building or if it's an area that we're just adding on additional talent to.

A. Cole	And were each of these 9 SMDs then, the 9 that you mentioned, were they all senior managing directors?

T. Pincus	Yes, the numbers that Dom quoted were the changes in senior management.

A. Cole	I'm sorry, is the 9 a net number or did we lose 3 or 4?

T. Pincus	That was the gross number. Dom did read, I think there were about 3 or 6 we probably did lose.

D. DiNapoli	In forensic and litigation we added through the year 6 new senior managing directors and we lost 3. If you pull out the individuals that left in corporate finance, that group that left in January and February, we've lost 10 and out of that 10 a number of them were cancelled out, but we added 9, lost 10.

A. Cole	And that's like a year-over-year, apples-to-apples kind of a comparison?

D. DiNapoli	No, that's just a count of what we did this year since January.

A. Cole	Oh, since January, okay.

D. DiNapoli	If you don't take into consideration the practice that left us in January and February. On a normalized basis if you cancel that other group out, we had 10 departures and as I said a number of them, more than half of them probably were either counseled out or it was mutually agreed it would be time for them to move on.

FTI CONSULTING	Page 21

A. Cole	Okay, so net/net the change in the senior managing director roster is neutral with January 1 basically?

D. DiNapoli	That's why we remain with approximately 115 senior managing directors, it's up a little bit.

T. Pincus	I think it's important to point out that we also rely upon several other levels of our business to generate revenues as they develop and become senior managing directors so our managing director and director levels to a certain extent are also held accountable for certain elements of business generation as well.

A. Cole	Is there any comment you can make on the litigation you're involved with the people who left last year?

T. Pincus	No, there's no further comment we can make on that.

A. Cole	And has any of that business that left, did any of that come back?

T. Pincus	Well the specific engagements that left needless to say did not come back, but we continue to get business from the same sources that referred those engagements to us.

D. DiNapoli	Yeah, we're very happy with our win rate in pitches. It's good news/bad news. Certainly you never like to see a big chunk of your EBITDA or hope to have EBITDA leave, but on the other hand leaving when they did when we were going into a relatively soft restructuring market probably didn't impact us as much as it could have if the restructuring market was continuing to grow.

We still believe we have the largest practice and we still believe that we win more than our fair share of opportunities.

A. Cole	Thank you.

Operator	Thank you. Our next question comes from Marta Nichols. Please state your company name followed by your question.

M. Nichols	Good morning. Thanks. Banc of America Securities. I'm wondering if you guys can talk about whether you're using stock based compensation at all in a different way now than you have historically and give us some color about the structuring of contracts today to protect yourself from future unwanted departures like what occurred in January? Is it simply lock ups is what I'm getting at?

FTI CONSULTING	Page 22

J. Dunn	I don't think we are particularly using stock based or equity based compensation differently than we have in the past to any great extent. I think maybe a little bit more restricted stock, but not enough to be significant and probably maybe a tad more cautious on the option side, although even traditionally most of our option issuances have been in connection with acquisitions as opposed to normal course of business new hires.

I think what we are going to do though is in conjunction with the question earlier about starting a strategic plan that's a strategic compensation plan that over the next 2 years would re-up most of our people. I think we're going to use some outside consultants to look at that issue generally because it impacts us not only from what our people would like to make this a place to which they're devoted, but also in terms of the changing landscape with regard to the tax treatment, etc. That's something we're going to on a global basis between now and next February when we kind of put our compensation plans into effect.

But no there's been no major change. Typically our compensation packages, our strategy is to have both incentives through bonuses based on EBITDA production and things like that, as well as handcuffs in terms of spreading or deferring some of the payment of the bonuses and any sign-on bonus over a 4 year period so that we, over time as the deferred bonus part and that accrete, that there's a fairly significant financial decision as well as psychic decision to make when the person's contract is up.

M. Nichols	And just so I understand it, is it sort of a cliff vesting type thing where everything you've done over the last 4 years are sort of paid out at the end of those 4 years or is it rolling?

J. Dunn	It's rolling.

M. Nichols	Okay. And then, Dom, you mentioned the new creditor's rights practice that you're building with these recent hires. Is that a completely new capability for FTI and is there any potential that you have, any kind of client conflict there as you did with the BRS business and the Policano and Manzo folks working on opposites sides of a bankruptcy or a restructuring project?

FTI CONSULTING	Page 23

D. DiNapoli	No, it's really not a brand new business. Many of us that began in this business probably 20 years ago were in the creditors' rights practice. We represented unsecured creditors. There's been an evolution of the unsecured creditors committee. It used to be there were just trade creditors. Now it's a combination of trade creditors and buyers of trade claims. It could be banks, it could be insurance companies, so that whole business has changed.

As we have moved to focus heavily on the company side where we see a huge opportunity and the senior lender side, we haven't paid as much attention to the trade side as we had in the past. We saw an opportunity to bring these three senior people into the practice to rejuvenate the focus on that. We have been doing that for a long time. We go after unsecured creditors committees and we win them. This group has been focused on that for 15 years, some of them.

I think Mike Eisenbahn [sp] has maybe been doing this almost as long as I have, for 20 years, and it's just putting focus back into that practice. We don't see a lot of conflicts with that practice. We looked at that long and hard before we committed to going forward with bringing them on and we're confident the net adds will be significantly more than the losses due to conflicts.

M. Nichols	Okay, and then I'm also wondering about the cost structure. Costs in general were a little higher than we expected in the quarter and I think you mentioned you're essentially largely done with the cost savings. Can you give us maybe some more specifics on what specifically you've done to reduce costs and whether you think there's anything more to do going forward either to reduce overall costs or to at least increase the component of variable cost in the mix?

D. DiNapoli	I said on the corporate finance side back in the first quarter we had a call and there was some concern because of a loss of certain individuals had left and we saw the downturn coming or it hit us between the eyes in the bankruptcy restructuring practice and we implemented the $6 million cost savings programs that we did. That's pretty much done. That practice we believe is right-sized.

We're always looking at cost. We're pretty proud of our relatively low SG&A and our high margins, but that doesn't mean we can't be better. So we're looking at ways to more effectively provide continuing education, communications, IT.

FTI CONSULTING	Page 24

Ted's done a great job in keeping the corporate overhead as low as we think it could be in a company like ours, but that doesn't mean we can't be better. I don't have any specific programs of cost savings other than group buying of recruiting fees. There's a lot we can be doing better that we're going to be looking at for fourth quarter and into 2005. Particularly as we're putting our 2005 budgets together, it gives us a chance to reassess and challenge every cost line on the P&L.

M. Nichols	Okay, great. Thanks.

Operator	Thank you. Our next question comes from Raj Sharma. Please state your company name followed by your question.

R. Sharma	Hi, Raj Sharma, Merriman. My questions have all been answered. Thank you.

Operator	Thank you. Our next question comes from Patrick Jamgocian. Please state your company name followed by your question.

P. Jamgocian	Neuberger Berman. You mentioned in the press release you believe the restructuring market will improve sometime in ‘05. Can you spell out what leading indicators you look at that suggest that to you?

D. DiNapoli	We look at a couple things. High yield debt that's been issued over the last 9 months and we also look at the general loosening of the lending by the major financial institutions. There was a period in 2004 where there really wasn't a lot of new loans made by the banks. The banks were cleaning up their existing portfolios and that caused a lot fewer opportunities for us. The more loans that are being made, chances are a number of them are going to have to be restructured and there'll be some of those loans made to companies that may ultimately have to file Chapter 11.

So it's just a matter of supply out there for product that was put on by the financial institutions. It's not just the banks, it's the insurance companies and others that are playing in that space and from what it's put out, the chances are we're going to get back to lending more aggressively in which case the opportunity for us to help in some of the workouts should be greater.

T. Pincus	Coupled with the trends in interest rates of course.

P. Jamgocian	Okay. Can you talk about what work you're doing in the insurance area? I assume it's related to the Spitzer investigation.

FTI CONSULTING	Page 25

D. DiNapoli	We can't talk about the specifics of what we're working on, but it is involved in that investigation, yes.

P. Jamgocian	You also can't mention the two Chapter 11 cases you won recently.

J. Dunn	Yes, we can. It was Interstate Bakeries and Intermet. That's public. In the bankruptcies we are part of the filing so that's why we're allowed to do that.

P. Jamgocian	What kind of business is Intermet?

J. Dunn	It's a secondary auto parts supplier.

P. Jamgocian	Okay. And what was your historic bill rate increase prior to this year?

T. Pincus	Prior to this year we had historic bill increases of between 5% and 8% per year. This year has been more modest than that.

P. Jamgocian	What is it, is it 3% this year?

T. Pincus	About 3%.

P. Jamgocian	Do you expect to return to your historical levels in ‘05?

T. Pincus	It's a little premature, as I answered earlier, to be able to quantify that yet. We do expect to have some market based rate changes, but it's too early for us to quantify it.

P. Jamgocian	Okay. Thank you.

Operator	At this time we have no further questions. I'd like to turn the conference back over for any concluding comments.

J. Dunn	Great. We are very encouraged, continuing to be encouraged by the platform we're building. As I say I think any delay in the success is only delay and not denial and we will continue to work ourselves to the bone to make sure we can deliver the promise of the great platform and the great people we've assembled.

With that I'd just like to thank everybody for being on the call and we look forward to speaking to you with our year-end call in three months. Thank you very much.

FTI CONSULTING	Page 26

Operator	Ladies and gentlemen this concludes the FTI Consulting third quarter 2004 results conference call. If you would like to listen to the replay of today's conference, please dial 303-590-3000 or 1-800-405-2236 and you will need to enter the access code of 11010703 followed by the pound sign.

Once again thank you for participating in today's conference. At this time you may now disconnect.

FTI CONSULTING	Page 27